                               EXHIBIT 4.22


                         REA Project Designation:

                         SOUTH DAKOTA 515-F IRENE



                                 AMENDMENT

                         Dated as of June 1, 1967

                                    to

                          TELEPHONE LOAN CONTRACT

                Dated as of September 5, 1952, as amended,

                                  between

                DAKOTA COOPERATIVE TELEPHONE COMPANY, INC.

                                    and

                         UNITED STATES OF AMERICA












                  UNITED STATES DEPARTMENT OF AGRICULTURE
                   RURAL ELECTRIFICATION ADMINISTRATION



No.    2







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               AGREEMENT, made as of June 1, 1967, pursuant to the
          Rural Electrification Act of 1936, as amended (7 U.S.C. 901 ET SEQ.) between DAKOTA COOPERATIVE TELEPHONE COMPANY, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration.

          WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of September 5, 1952, and four certain agreements, dated, respectively, as of August 11, 1955, as of October 9, 1958, as of March 8, 1961, and as of August 20, 1964, amending said telephone loan contract (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $1,087,000, and in certain other respects;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

          SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

               SECTION 1.1. AMOUNT AND PURPOSE. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $3,726,000, which, together with the sum of $80,465 (hereinafter called the "equity funds"), to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project"), to serve a total of approximately 4,285 subscribers, and to be located in the Counties of Clay, Hutchinson, Lincoln, Minnehaha, McCook, Turner, Union and Yankton, and in counties contiguous thereto, all in the State of South Dakota.

          SEC. 2. Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.12. ADDITIONAL PREREQUISITES TO CERTAIN ADVANCES. The Government shall be under no obligation to advance any of the $1,087,000 (hereinafter called the "F loan"), included in the Loan by an agreement made by and between the Borrower and the Government, dated as of June 1, 1967, until the Borrower in addition to complying with all other prerequisites of this agreement to the advance of Loan funds, shall have submitted evidence, satisfactory to the Administrator, in respect of the F loan, showing that it has:

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          (1)  obtained all authorizations, permits and approvals from regulatory bodies, as may be required by law, including approval of tariffs-or rate schedules for the Flyger, Imay and Wavo exchanges which do not include zone or mileage charges and are, also, otherwise satisfactory to the Administrator;

          (2) executed, recorded and filed a supplemental mortgage, in form and substance satisfactory to the Administrator, providing, among other things, controls over the level of general funds of the Borrower; and

          (3) obtained a commitment or commitments for all toll traffic, operator assistance and extended area services to be provided for or by connecting or other companies, as may be necessary for the proper operation of the Project.

          SEC. 3.  Article II of the Loan Contract is amended by adding to section 2.1(A) a new subsection numbered and reading as follows:

               (8) evidence that the Borrower has duly adopted a tariff which does not include mileage or zone charges for the lowest grade of service provided in each central office area and which will provide revenues sufficient to meet all necessary expenditures, including all interest and principal payments under the Notes;

          SEC. 4. Article II of the Loan Contract is amended by adding at the end thereof the following two new sections:

               SEC. 2.13.  RELATION OF GENERAL FUNDS LEVEL TO ADVANCES.
     The Borrower covenants and agrees that it will not, without the approval of the Administrator, submit a requisition for the advance of any funds on account of the Loan, nor use any funds advanced on account of the Loan to reimburse its general funds, at any time or times when the amount of its general funds either exceeds twenty percent of its total telephone plant, or would exceed twenty percent of its total telephone plant as a result of the intended use of such advance to reimburse its general funds. Notwithstanding anything contained in this agreement, the Government shall not be obligated at any time or times to make an advance on account of the Loan if the amount of the Borrower's general funds at such time or times either exceeds twenty percent of its total telephone plant, or would exceed twenty percent of its total telephone plant as a result of the intended use of such advance to reimburse the Borrower's general funds. As used in this section: (a) the term "general funds" means the sum of the following accounts: "Investments in Affiliated Companies", "Advances to Affiliated Companies", "Other Investments", "Miscellaneous Physical Property", "Sinking Funds", "Cash" (except for cash in the "Cash - REA Construction Fund - Trustee Account"),

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
     "Special Cash Deposits", "Working Funds", and "Temporary Cash Investments"; and (b) the term "total telephone plant" means the sum of the following accounts: "Telephone Plant in Service", "Telephone Plant Under Construction", "Property Held for Future Telephone Use", "Telephone Plant Acquisition Adjustment", and "Telephone Plant Adjustment". Titles of accounts used in the foregoing definitions shall have the meanings prescribed for them by the Federal Communications Commission in its prevailing uniform system of accounts for Class A telephone companies. These titles and definitions shall also apply to accounts of the Borrower which have substantially the same meanings as those referred to in such uniform system of accounts regardless of the account title or the system of accounts actually used by the Borrower.

               SEC. 2.14. CONSTRUCTION SCHEDULE. Notwithstanding anything contained in this agreement, the Government shall not be obligated to advance to the Borrower any funds on account of the Loan (other than funds hitherto approved by the Administrator for advances) except in accordance with a schedule covering construction, and the use of the Borrower's general funds and Loan funds therefor, which shall have been submitted by the Borrower and approved in writing by the Administrator. Such schedule shall reflect the policy of scheduling construction in conformance with current national objectives, and may, with the written approval of the Administrator, be amended from time to time. To the extent that such schedule, as it may be amended, fixes the time for final advance of funds on account of the Loan beyond the period of time specified in section 2.7 of article II hereof, the period of time specified in said section shall be accordingly extended. Advances of Loan funds to reimburse general funds used for construction shall be made only after the Administrator has determined that the Borrower's financial and operating condition require such reimbursement.

          SEC. 5. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.







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
                              DAKOTA COOPERATIVE TELEPHONE
                              COMPANY, INC.


                              by  /s/ B. Maynard Christenson
                                             President

(Seal)

Attest:  /s/ T.W. Diefendorf

               Secretary


                              UNITED STATES OF AMERICA

                              by  /s/ William P. Riley

                                   Administrator
                                         of
                              Rural Electrification Administration





























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